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                                   EXHIBIT 1

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SUMMIT TECHNOLOGY INC.

21 Hickory Drive
Waltham, Massachusetts 02154

617 890-1234


                                           NEWS RELEASE
                                           For more information contact:
                                           Paula L. Elliott, Investor Relations
                                           Summit Technology, Inc.
                                           617-672-0517


[LOGO]
                           SUMMIT TECHNOLOGY REPORTS
                      THIRD QUARTER 1995 FINANCIAL RESULTS

Waltham, Massachusetts, U.S.A. October 10, 1995 -- Summit Technology, Inc. (NASDAQ: BEAM) today announced that revenues for the third quarter ended September 30, 1995 were $13.8 million, an increase of 113% over revenues of $6.5 million for the third quarter of 1994. Net income for the quarter ended September 30, 1995 was $0.3 million, or $.02 per share, as compared to net loss of $3.2 million, or $.19 per share for the third quarter of 1994. For the nine months ended September 30, 1995, revenues were $30.2 million, an increase of 89% over revenues of $16.0 million for the nine months ended September 30, 1994. Net loss for the nine months ended September 30, 1995 was $3.7 million, or $.22 per share, as compared to a net loss of $11.7 million, or $.71 per share for the nine months ended September 30, 1994.

On September 15, 1995, Summit received from the FDA formal notice of approvability for it excimer laser to treat nearsightedness with laser vision correction, clinically known as photorefractive keratectomy (PRK). The approvable letter covers the use of the Company's excimer laser to perform laser vision correction of up to 7 diopters using a six millimeter optical zone. Summit is the only company in the ophthalmic excimer laser field to reach this regulatory milestone, which is generally the last step in the approval process before the FDA grants final approval of a device or product.

Laser vision correction, a procedure for correcting nearsightedness, involves the use of the excimer laser to deliver pulses of ultraviolet light to the eye to remove thin layers from the surface of the cornea. An estimated 60 million people in the U.S. suffer from nearsightedness.

On March 10, 1995, the FDA approved Summit's PMA application to commercially market and sell its excimer laser systems in the U.S. for phototherapeutic keratectomy (PTK) and Summit became the first company authorized to commercially market and sell excimer laser systems in the U.S. for an ophthalmic application. PTK treats corneal scars, dystrophies, and other pathologic conditions of the cornea.

Founded in 1985, Summit Technology is a worldwide leader in the development, manufacture and sale of ophthalmic laser systems designed to correct common refractive vision disorders such as nearsightedness, farsightedness and astigmatism.


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                        SUMMIT TECHNOLOGY, INC. REPORTS
                      THIRD QUARTER 1995 FINANCIAL RESULTS
                                  PAGE 2 of 2

STATEMENT OF OPERATIONS
(in thousands, except for per share data)

                                             THREE MOS. ENDED                   NINE MOS. ENDED
                                     Sept. 30, 1995   Sept. 30, 1994    Sept. 30, 1995   Sept. 30, 1994
                                     --------------   --------------    --------------   --------------
                                      (unaudited)       (unaudited)       (unaudited)      (unaudited)
Revenues...........................     $13,808           $ 6,498           $30,175         $ 16,021
Cost of revenues...................       8,418             4,548            19,668           12,413
                                        -------           -------           -------         --------
Gross margin.......................       5,390             1,950            10,507            3,608
Operating expenses.................       5,198             5,164            14,623           15,458
                                        -------           -------           -------         --------
Operating income (loss)............         192            (3,214)           (4,116)         (11,850)
Other income.......................          81                23               418              169
                                        -------           -------           -------         --------
Net income (loss)..................     $   273           $(3,101)          $(3,698)        $(11,681)
                                        =======           =======           =======         ========
Net income (loss) per share........     $   .02           $  (.19)          $  (.22)        $   (.71)
                                        =======           =======           =======         ========
Weighted average number of
  common shares & common
  share equivalents:...............      17,093            16,368            16,818           16,355
                                        =======           =======           =======         ========

SELECTED BALANCE SHEET DATA AS OF
(in thousands)
                                        9/30/95          12/31/94
                                      -----------        --------
                                      (unaudited)
Cash, cash equivalents and
  short term investments...........     $ 6,677           $17,151
Total current assets...............      31,024            35,458
Total assets.......................      49,389            51,167

Total current liabilities..........      13,146            12,107

Shareholders' equity...............      35,142            37,883
